UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KHD Humboldt Wedag International Ltd.* (Exact name of registrant as specified in its charter)
British Columbia (State of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
Suite 1620 - 400 Burrard Street, Vancouver, British Columbia, Canada (Address of principal executive offices)	V6C 3A6 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered Class B Common Shares*	Name of each exchange on which each class is to be registered New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [ ]

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

* The Registrant’s name will change to “Terra Nova Royalty Corporation” and it is expected that this security will be renamed “Common Shares”.

Item 1.               Description of Registrant’s Securities to be Registered.

We are authorized to issue an unlimited number of common shares without par value, an unlimited number of Class A common shares without par value, an unlimited number of Class B common shares without par value, an unlimited number of Class A preferred shares without par value and an unlimited number of class A, Series 2 preferred shares without par value. Only the Class B common shares are being registered hereunder. We may determine to change the identifying name of the Class B common shares to “Common Shares”.

Class B Common Shares

Holders of Class B common shares may receive dividends when, as and if declared by our board of directors, subject to the preferential dividend rights of any other classes or series of preferred shares issued and outstanding.  In no event may a dividend be declared or paid on the Class B common shares if payment of the dividend would cause the realizable value of our assets to be less than the aggregate of our liabilities.

Holders of Class B common shares will be entitled to one vote per share at any meeting of shareholders of any class of our common shares, and in general and subject to applicable law, all matters will be determined by a majority of votes cast, other than fundamental changes with respect to our company.

In the event of any distribution of our assets on the liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, or in the event of any other distribution of our assets among our shareholders for the purpose of winding-up our affairs (the “Liquidation Distribution”), the Class B common shareholders shall be entitled, in the event of such Liquidation Distribution, to receive, before any Liquidation Distribution is made to the holders of common shares, Class A common shares, or any of our other classes of shares ranking junior to the Class B common shares, if any, but after any prior rights of any preferred shares, the stated capital with respect to each Class B common share held by them, together with all declared and unpaid dividends (if any and if preferential) thereon, up to the date of such Liquidation Distribution, and thereafter the Class B common shareholders shall rank pari passu with all other classes of common shares in connection with the Liquidation Distribution.

Item 2.               Exhibits.

Exhibit 4.1     Rights and Restrictions of Class B Common Shares.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KHD HUMBOLDT WEDAG INTERNATIONAL LTD.

By: /s/ Alan Hartslief
      Alan Hartslief
      Chief Financial Officer and Secretary

Date: March 26, 2010